THIRD AMENDMENT to
         STOCK SALE AGREEMENT by and between PLM INTERNATIONAL, INC. and
           GUARANTY FEDERAL BANK, F.S.B. dated as of October 26, 1999

         PLM International, Inc. ("Seller") and Guaranty Business Credit Corporation ("Purchaser") hereby enter into this Third Amendment (the "Third Amendment") to Stock Sale Agreement by and between PLM International, Inc. and Guaranty Federal Bank, F.S.B. dated as of October 26, 1999 (the "Agreement").

         WHEREAS, Seller and Purchaser, as successor to Guaranty Federal Bank, F.S.B., are parties to the Agreement; and

         WHEREAS, Section 1.3(d) of the Agreement provides for the payment of the difference between the Base Purchase Price and the Final Purchase Price within five (5) Business Days after the Closing Date Balance Sheet becomes final and binding on Seller and Purchaser (the "Final Payment"); and

         WHEREAS, the Closing Date Balance Sheet shall no become final and binding on Seller and Purchaser until the dispute set forth in item No. 2 (the "Outstanding Dispute") of the Notice of Disagreement attached hereto as Exhibit A (the "Notice of Disagreement") has been finally resolved by the Accounting Firm pursuant to the procedures set forth in Section 1.3(c) of the Agreement; and

         WHEREAS, the Seller and Purchaser agree that a portion of the Final Payment, including that amount pertaining to the resolved dispute set forth in item No. 1 of the Notice of Disagreement (the "Resolved Dispute"), and including accrued interest as set forth in Section 1.3(d) of the Agreement, is undisputed (the "Undisputed Final Purchase Price") and desire that the Undisputed Final Purchase Price should be paid to Seller by Purchaser prior to the date the Closing Date Balance Sheet becomes final and binding on Seller and Purchaser.

         THEREFORE, the Seller and the Purchaser desire to modify the Agreement and agree to the following:

1. All capitalized terms contained in this Agreement and not otherwise defined herein shall have the meaning as set forth in the Agreement.

2. Purchaser shall pay Seller, by wire transfer in immediately available funds, on July 5, 2000, the sum of $2,345,019.00, which amount represents the Undisputed Final Purchase Price calculated as set forth in Exhibit B attached hereto.

3. Payment of the Undisputed Final Purchase Price shall be payment of a portion of the Final Purchase Price determined under the Agreement. Payment of the Undisputed Final Purchase Price will be credited to Purchaser in calculating the amount of the Final Purchase Price based on the Closing Date Balance Sheet that is final and binding on the parties as set forth in Sections 1.3(c) and 1.3(d) of the Agreement.

4. Payment of the Undisputed Final Purchase Price does not alter or affect the rights and obligations of the parties under the Agreement to arbitrate the Outstanding Dispute, and the resolution of the Outstanding Dispute as ultimately determined by the Accounting Firm shall be incorporated into and reflected in the Closing Date Balance Sheet that is final and binding on Seller and Purchaser and that shall be used in the calculation of the Final Purchase Price. Following payment of the Undisputed Final Purchaser Price, the only portion of the Final Purchase Price remaining to be paid, if any, shall be any portion arising from the finding of the Accounting Firm with regard to the Outstanding Dispute. In addition, the only remaining interest due under Section 1.3(d) if any, shall be the interest due on any such portion.

5. Except as specifically modified by this Third Amendment, the terms of the Agreement are hereby affirmed, enforceable and remain in full force and effect.

Dated:            July 5, 2000




PLM INTERNATIONAL, INC.                 GUARANTY BUSINESS CREDIT
                                        CORPORATION, Purchaser



By:      /s/ Robert N. Tidball          By:      /s/ Ronald D. Murff

Title: Chairman of the Board            Title:  Chief Financial Officer